As of February 4, 2004, Morris & Miller, Ltd. held 7,101,000 Shares of the Issuer's Common Stock.

      On March 17, 2004, 500,000 shares of the Issuer's Common Stock pledged by Morris & Miller, Ltd. as collateral for a loan were foreclosed upon by the Lender.

      Therefore, as of March 17, 2004, the total number of Shares of Common Stock of the Issuer beneficial owned by Morris & Miller, Ltd. was as follows:

            Prior Balance                           7,101,000 Shares
            (Disposition)                           (500,000 Shares)
            New Balance                             6,601,000 Shares